                                                                   Exhibit 10.11

January 25, 2000


Ms. Merle Sprinzen
67 Riverside Drive, #9C
New York, NY  10024

Dear Merle:

This letter confirms your employment with Sapient Corporation as Chief Marketing Officer reporting to Jerry Greenberg. Your start date will be on or before February 28, 2000. You will be entitled to receive four weeks of paid vacation per calendar year, pro-rated during your first year.

Your base compensation will consist of an annual base salary of $206,500 paid twice monthly. In addition to your base compensation, you will be eligible to receive an annual performance incentive ("PI") of $50,000, pro-rated during your first year. The PI is paid annually and you will receive a recoverable draw on your PI equal to 50%, paid out with your semi-monthly paycheck. Your PI payout is based on a number of metrics that you and Jerry Greenberg will mutually agree on after your start date. Until you and Jerry Greenberg set metrics, the default metrics will be based on voluntary turnover (20%), revenue (40%) and operating margin (40%). In addition, your compensation will be evaluated twice a year as long as that remains the policy of the company for all employees.

You will also be granted options to purchase 20,000 shares of Sapient common stock. Your options will be granted at the closing price of Sapient's stock on your first day of employment. This option will vest 25% per year over four years beginning on the first day of the month following your start date. All of your options will be incentive stock options to the extent permissible under the Internal Revenue Code.

As an offset for your loss of additional cash compensation from your current employer as a result of your leaving such employment to join Sapient, you will receive a sign-on bonus of $57,200 to be paid along with your first paycheck. If you leave Sapient of your own accord prior to one year from your start date it will be your obligation to repay the monthly pro rata portion of the sign-on bonus representing the remainder of the 12 month period from your date of termination.

In the event you are terminated without "cause" (as that phrase is defined below) prior to your fifth annual anniversary with Sapient, Sapient will pay you a severance amount equal to your then one-year base compensation plus 100% of your then one-year PI payable to you twice-monthly over the twelve months following your termination. In addition, your stock options will continue to vest for twelve months following your termination and you will have one year and seven days from such date to exercise your vested stock options. In the event you are terminated without cause following such five-year period, Sapient will pay you a severance amount equal to your then one-year base compensation plus 100% of your then one-year PI payable to you twice-monthly over the twelve months following your termination. In the situation described in the immediately preceding two sentences, the twelve month and seven day time period will supercede the time period stated in Section 4a, and these provisions shall supercede the vesting schedule listed in Section 5 of the ISO. In the event of a "change of control" of Sapient (discussed below), this paragraph will be null and void.

For the purposes of this agreement, "cause" shall mean a good faith determination by Sapient of (a) your repeated or continued failure to perform your duties as reasonably requested by Sapient, which failure is not cured within a reasonable period of time after Sapient gives you written notice, such period not to extend more than 30 days; or (b) any breach by you of the Non-Disclosure, Non-Solicitation and Non-Competition Agreement to be entered into between you and Sapient; or (c) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

In the event there is a `change of control' of Sapient through the acquisition or disposition of all or substantially all of the outstanding stock of Sapient whether through a merger, tender offer, purchase, sale or otherwise, and you are terminated without cause during the three year period following such change of control, Sapient will pay you a severance amount equal to your then one-year base compensation plus 100% of your then one-year PI, payable to you twice-monthly over the twelve months following your termination. In addition, your options will continue to vest for twelve months following your termination and you will have one year and seven days from such date to exercise your vested stock options. In the situation described in the immediately preceding sentence, the twelve month and seven day time period will supercede the time period stated in Section 4a, and the provisions of the immediately preceding sentence shall supercede the vesting schedule listed in Section 5 of the ISO.

You will be eligible to participate in Sapient's medical, dental, disability and life insurance plans. If your start date is between the 1st and 15th of the month, the effective date of your medical, prescription drug and dental insurance will be the 1st of the following month. If your start date is between the 16th and 31st of the month, your coverage effective date will be the 15th of the following month. If because of a gap in effective dates of medical or dental coverage you need to elect COBRA coverage from your former employer, Sapient will reimburse you for the premiums that you are required to pay to maintain coverage under COBRA to cover such gap in coverage until Sapient's health coverage takes effect. Life and Disability coverage starts on the first of the month following your start date.

You will also be eligible to participate in Sapient's Employee Stock Purchase Plan (ESPP) and 401(k) Savings Plan. The ESPP permits you to purchase Sapient stock from the company at a 15% discount through payroll deductions of up to 10% of your cash compensation. The next offering begins on July 1, 2000 and ends on December 31, 2000. Under the 401(k) Plan, Sapient will contribute $.25 for every $1.00 you contribute to your 401(k) account up to a maximum Sapient contribution of $1,250 per year. You will receive more detailed information about these and other Sapient benefit programs prior to your first day.

We have also agreed to certain other provisions, as noted below:

- Within your first week of employment we will supply you with a laptop computer.

- You may work from either our Jersey City office location or our Manhattan office location.

- You will be initially provided with a minimum of 50% administrative support, and such support will increase to 100% as your needs or the needs of your team increase.

- Your reasonable and necessary work related travel expenses will be reimbursed in accordance with Sapient's travel and expense guidelines.

The Incentive Stock Option Agreement and the Sapient Non-Disclosure, Non-Solicitation and Non-Compete Agreement between you and the company, which will be executed between you and the company on your start date, will be in the forms annexed hereto as Exhibit A and Exhibit B.

Please note that the conditions of this offer letter are specific to each individual and, therefore, the terms should be held in confidence.

If you agree with these terms, please sign below and return a signed copy of this letter to me by January 28, 2000.

Congratulations and welcome aboard!


Best regards,


Patricia Lopez
Executive Recruiting

AGREED:


-----------------------             ------------
Ms. Merle Sprinzen                  Date